The American Funds Tax-Exempt Series II

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$23,258
Class B	$46
Class C	$1,214
Class F1	$1,282
Class F2	$1,728
Total	$27,528

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3204
Class B	$0.2581
Class C	$0.2540
Class F1	$0.3098
Class F2	$0.3304

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	70,921
Class B	158
Class C	4,467
Class F1	3,991
Class F2	5,236
Total	84,773

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.01
Class B	$17.01
Class C	$17.01
Class F1	$17.01
Class F2	$17.01